Exhibit 99.2
Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

REANALYSIS BY OUTSIDE STATISTICIAN SHOWS ANDROXAL® PROVIDES STATISTICALLY SIGNIFICANT IMPROVEMENT IN TESTOSTERONE LEVELS IN MEN WITH MALE HORMONE LEVELS ≤ 250 ng/dL
 FDA recommends men with morning testosterone ≤ 250 ng/dl should be studied in Phase IIb trial

THE WOODLANDS, Texas – December 28, 2010 – Repros Therapeutics Inc.® (NasdaqCM:RPRX) today reported it has submitted to the FDA a reanalysis of the previously completed 200 subject trial ZA-003 of Androxal® in the treatment of secondary hypogonadism as noted by Repros in the Company’s press release of November 9, 2010.  The Company contracted an outside statistician, Tony Orlando, Ph.D, V.P., Global Data Division, Pharm-Olam International Ltd. to conduct the analysis.

Dr. Orlando performed several different analyses.  He first assessed the subset of men in the 003 study that exhibited morning testosterone levels ≤ 250 ng/dl to mimic the upcoming Phase IIb study.  He examined the data for the men after three months of treatment and again for those that completed the six month study.  There were 11, 16, 20 and 21 men in the 12.5 mg Androxal, 25 mg Androxal, Androgel and placebo groups, respectively, that met the baseline testosterone criteria and completed three months of the study. After three months of treatment the mean change from baseline in morning testosterone levels for the four groups were 216.8, 260.5, 213.6 and 50.1 ng/dl for the 12.5 mg Androxal, 25 mg Androxal, Androgel and placebo groups, respectively.  Even with the small number of men in this subset, both doses of Androxal achieved statistically significant changes from baseline results when compared to placebo (p=0.0001 @ 25 mg and 0.0021 @ 12.5 mg).  For the men from this group that remained in the study for the full six month period, changes from baseline levels as compared to placebo remained significant (p<0.01).

Dr. Orlando also performed a “completer” analysis for all the men in the study.  Now with roughly 33 to 37 men per group, he observed that mean changes of morning testosterone for the four groups from baseline to after six months of treatment were 139.4, 271.5, 132.3 and 12.5  ng/dl for the 12.5 mg Androxal, 25 mg Androxal, Androgel and placebo groups respectively. Both of the Androxal groups exhibited p values < 0.0001 compared to placebo.  Mean testosterone levels after the six month study were 410.4 at 12.5 mg and 519.3 at 25 mg Androxal.

As part of Dr. Orlando’s analyses he also looked at the impact of Androxal and Androgel on luteinizing hormone (LH) and follicle stimulating hormone (FSH) in the men with baseline morning testosterone ≤ 250 ng/dl.  Androxal significantly increased LH levels in a dose dependent manner.  LH stimulates the testes to produce testosterone.  Androxal also significantly increased FSH in a dose dependent manner.  FSH stimulates the testes to produce sperm.  He further determined that there was a statistically significant correlation between changes in LH and changes in morning testosterone level (correlation = 0.6137, p value <0.0001).  This analysis underscores the mode of action of Androxal which restores pituitary responsiveness to low circulating levels of testosterone, in turn stimulating the testes to produce normal levels of testosterone in a normal rhythmic pattern.

Conversely, Androgel significantly reduced pituitary secretions of both LH and FSH which further suppressed testicular function, and causes variability in testosterone levels not corresponding to the normal rhythmic pattern observed in healthy males.

One of the safety assessments proposed by the FDA that will be made in the planned Phase IIb study is to assess the impact of Androxal compared to placebo and Testim (an approved topical testosterone preparation) upon the reproductive status of men receiving three months of treatment with the study drugs.  Dr. Orlando also observed that over 62% of men on Androgel in the analysis of the 003 study exhibited FSH levels below the lower limit of normal (1.4 mIU/ml) after three months of Androgel treatment, and noted that over 43% of those men had FSH levels below the lower limit of detection 0.3 mIU/ml.  In a previous proof of principle study conducted by Repros it was found that roughly 80% of men with FSH levels less than 2.0 exhibited sperm parameters that would be considered sub fertile.  After three months of treatment all men on the 25 mg dose of Androxal had FSH levels above 1.4 mIU/ml (minimum observed 2.9).

Joseph S. Podolski, President and CEO of Repros commented, “We believe Dr. Orlando’s observations bode well for our upcoming Phase IIb study and further reinforce the findings from our previous studies.”  He further stated, “Unlike testosterone replacement therapy, Androxal treats the underlying defect that is the reason for low testosterone levels in the majority of men that experience this condition.  Androxal normalizes testicular function, improving testosterone levels back into the normal range, and maintains a man’s reproductive status.”

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have success in its clinical trial programs, raise needed additional capital on a timely basis in order for it to continue to fund its operations and pursue its development activities, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.